SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
June 19, 2009

DRINKS AMERICAS HOLDINGS, LTD.

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-55254-10	87-0438825
State of Incorporation	Commission File Number	IRS Employer I.D. Number

372 Danbury Road, Suite 163, Wilton, Connecticut 06897
Address of principal executive offices

Registrant's telephone number: (203) 762-7000

(Former Name or Former Address, if Changed Since Last Report)

Item 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT;

Item 3.02    UNREGISTERED SALES OF EQUITY SECURITIES.

On June 19, 2009 (the "Closing Date") we sold to one investor (the “Investor”) a $4,000,000 non interest bearing debenture with a 25% ($1,000,000) original issue discount, that matures in 48 months from the Closing Date for $3,000,000, consisting of $375,000 paid in cash at closing and eleven secured promissory notes, aggregating $2,625,000, bearing interest at the rate of 5% per annum, each maturing 50 months after the Closing Date(the “Investor Notes”).  The Investor Notes, the first ten of which are in the principal amount of $250,000 and the last of which is in the principal amount of $125,000, are mandatorily pre-payable, in sequence, at the rate of one note per month commencing on the seven month anniversary of the Closing Date.  If the prepayment occurs, the entire aggregate principal balance of the Investor Notes in the amount of $2,625,000, together with the interest outstanding thereon, will be paid in eleven monthly installments (ten in the amount of $250,000 and one the amount of $125,000)such that the entire amount would be paid to us by November 26, 2010.  At the practical matter, the interest rate on the Investor Notes serves to lessen the interest cost inherent in the original issue discount element of the Drinks Debenture. For the mandatory prepayment to occur, no Event of Default or Triggering Event as defined under the Drinks Debenture shall have occurred and be continuing and the outstanding balance due under the Drinks Debenture must have been reduced to $3,500,000 on the seventh month anniversary of the Closing Date and be reduced at the rate of $333,334 per month thereafter.

One of the Triggering Events includes the failure of the Company to maintain an average daily dollar volume of common stock traded per day for any consecutive 10-day period of at least $10,000 or if the average value of the shares pledged to secure our obligation under the Drinks Debenture (as subsequently described) fall below $1,600,000.

Under the Drinks Debenture, commencing six months after the Closing Date, the Investor may request the Company to repay all or a portion of the Drinks Debenture by issuing the Company’s common stock, $0.001 par value, in satisfaction of all or part of the Drinks Debenture, valued at the Market Price, (as defined in the Drinks Debenture), of Drink’s common stock at the time the request is made (collectively, the “Share Repayment Requests”).  The Investor’s may not request repayment in common stock if, at the time of the request, the amount requested would be higher than the difference between the outstanding balance owed under the Drinks Debenture and 125% of the aggregate amount owed under the Investor Note.

We may prepay all or part of the Drinks Debenture upon 10-days prior written notice and are entitled to satisfy a portion of the amount outstanding under the debenture by offset of an amount equal to 125% of the amount owed under the Investor Notes, which amount will satisfy a corresponding portion of the Drinks Debenture.  For example, subsequent to receipt of the $375,000 and prior to the receipt of any payments under the Investor Notes, we can satisfy the Drinks Debenture by paying $718,750 to the Investor.

Also as part of this financing, the Investor acquired warrants to purchase 2,500,000 shares of our common stock at an exercise price of $0.35 per share (the “Investor Warrants”).  The Investor Warrants contain full ratchet anti-dilution provisions, as to the exercise price and are exercisable for a five year period.

Out of the gross proceeds of this Offering, we paid Source Capital Group (the "Placement Agent") $37,500 in commissions and we are obligated to pay the Placement Agent 10% of the principal balance of the Investor Notes when each note is paid. We will also issue to the Placement Agent, warrants to acquire 5% of the shares of our Common Stock which we deliver in response to Share Repayment Requests, at an exercise price equal to the Market Price related to the shares delivered in response to the Share Repayment Request (the "Placement Agent Warrants"), which warrants are exercisable for a five year period, will contain cashless exercise provisions as well as anti-dilution provisions in the case of stock splits and similar matters.

Mr. J. Patrick Kenny, our Chief Executive Officer and President have guaranteed our obligations under the Drinks Debenture in an amount not to exceed the lesser of (i) $375,000 or (ii) the outstanding balance owed under the Drinks Debenture.  In addition, Mr. Kenny, Mr. Jason Lazo, our Chief Operating Officer, and three other members of our Board of Directors and another of our shareholders, have, either directly, or through entities they control pledged an aggregate of 9,000,000 shares of our common stock to secure our obligations under the Drinks Debenture. The Company has pledged an additional 3,000,000 shares of its common stock.

 In order to secure an amendment to the documents we executed in connection with our Private Placement of our Series A Convertible Preferred Stock on December 18, 2007 (the “December Offering”), which may have been required for us to consummate the transaction which is the subject of this report, we issued an aggregate of 4,617,250 shares of our common stock to the five investors who participated in our December Offering in cancelation and exchange for 461.73 shares ($461,725 issue price) of our outstanding Series A Convertible Preferred Stock.  This amendment will not apply to the extent that the Market Value of the common stock deliverable on or after the nine month anniversary of the Closing Date of the transaction is valued at a Market Price of less than $0.35 per share.

         We believe that, pursuant to Section 4(2) of the Securities Act of 1933, as amended, the issuance of the Drinks Debenture, Investor Warrants and the Placement Agent Warrants referred to herein are exempt from registration.

Item 7.01    REGULATION FD DISCLOSURE.

On June 25, 2009, we issued a press release with respect to the matters referred to herein.  A copy of the press release is furnished herewith.

Item 9.01.    EXHIBITS

         (c) Exhibits

4.14	Form of Securities Purchase Agreement, dated as of June 18, 2009 between Drinks Americas Holdings, Ltd., St. George Investments, LLC, J. Patrick Kenny and certain other parties thereto.

4.15	Form of Debenture, dated June 18, 2009 issued by Drinks Americas Holdings, Ltd. to St. George Investments, LLC.

4.16	Form of Pledge Agreement, dated June 18, 2009 between Drinks Americas Holdings, Ltd., St. George Investments, LLC, and J. Patrick Kenny and certain other parties therto.

4.17	Form of Personal Guarantee, dated June 18, 2009 issued by J. Patrick Kenny to St. George Investments, LLC.

4.18	Form of St. George 7 Month Secured Purchase Note, dated June 18, 2009 between Drinks Americas Holding, Ltd. and St. George Investments, LLC.

4.19	Form of Warrant issued by Drinks Americas Holdings, Ltd. to St. George Investments, LLC, dated June 18, 2009.

99.1	Press Release dated June 25, 2009.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 25, 2009

DRINKS AMERICAS HOLDINGS, LTD.

By:	/s/ J. Patrick Kenny
J. Patrick Kenny, President and CEO